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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

SCANSOURCE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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November 12, 2002

ScanSource shareholders and others

Dear sir or madam:

In the proxy statement previously provided for its December 5, 2002 Annual Meeting of Shareholders, ScanSource’s board of directors has asked shareholders to vote on a long term incentive plan (LTIP), reserving 200,000 shares for issuance under the plan.

As you are considering that proxy item, please be aware that the Board has historically tried to maintain a ratio of granted options to outstanding shares of approximately 15% or below, and they plan to do that going forward. That formula is affected by the fact that top management has held their options for several years, but the Board has not felt it was in the shareholders’ best interest to ask management to exercise their options and sell their stock just to reduce or maintain this ratio.

Other key considerations follow:

•	Only about 25,000 options remain available in existing plans for issuance to employees.

•	The Company may need additional option shares to attract new key employees or to provide a retention incentive for employees in businesses it may acquire.

•	Over 125 employees have participated in the option program and over 60% of total granted options have been given to those other than our executive officers.

•
Since share ownership is so important to employees, the Company matches a portion of employees’ purchases of stock in the open market through a payroll withholding program. This is not a 401(k) or retirement benefit, but is currently being utilized by 261 employees.

•	The 2002 LTIP does not permit awards to non-employee directors. Awards are granted to non-employee directors pursuant to a separate, formula-based plan.

•	The Company has never issued options at a below market strike price, and the 2002 LTIP would expressly prohibit below-market grants.

•	At this time the Company does not have deferred compensation or other similar executive compensation plans.

•	With only a few exceptions the Company’s option grants have required, and we expect will continue to require, 3 year vesting.

•	The plan is administered by a committee of outside directors. Any employee directors on the committee would be required to abstain from voting on awards to executive officers.

•	Shareholders would have to approve any re-pricing of options or other material plan changes.

November 12, 2002         pg 2
ScanSource letter to shareholders

Other Awards and Limitations

The 2002 LTIP authorizes the granting of awards in any of the following forms: stock options (NQSO and ISO), stock appreciation rights (SARs), restricted stock, performance awards payable in stock or cash, other stock-based awards, or dividend equivalents. The Company has never issued any equity-based awards other than stock options, nor does it currently foresee doing so. Due to possible changes in the rules for accounting treatment of stock options, however, the Company believes that providing the committee flexibility to grant other types of awards is in the best interests of shareholders.

All awards must be approved by a committee consisting of at least two outside directors.

When the above issues are taken into account, we believe that the request for approval of the LTIP appropriately serves the interests of shareholders.

Additional copies of our annual meeting proxy statement may be obtained from Jeffery A. Bryson, Chief Financial Officer, ScanSource, Inc., 6 Logue Court, Greenville, South Carolina, 29615. Also, if you have additional questions, please do not hesitate to contact Mr. Bryson at (864) 286-4305 or at jbryson@scansource.com.

Sincerely,

ScanSource Board of Directors